Exhibit (a)(1)(E)

Offer To Purchase For Cash
All Outstanding Shares of Common Stock
of
BURGER KING HOLDINGS, INC.
at
$24.00 NET PER SHARE
Pursuant to the Offer to Purchase dated September 16, 2010
by
BLUE ACQUISITION SUB, INC.,
a direct wholly-owned subsidiary of
BLUE ACQUISITION HOLDING CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON OCTOBER 14, 2010, UNLESS THE OFFER IS EXTENDED.

September 16, 2010

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated September 16, 2010 (as it may be amended or supplemented from time to time, what we refer to as the “Offer to Purchase”), and the related Letter of Transmittal (as it may be amended or supplemented from time to time, what we refer to as the “Letter of Transmittal” and, together with the Offer to Purchase, what we refer to as the “Offer”) in connection with the offer by Blue Acquisition Sub, Inc., a Delaware corporation (which we refer to as “Purchaser”) and a direct wholly-owned subsidiary of Blue Acquisition Holding Corporation, a Delaware corporation (which we refer to as “Parent”), to purchase all outstanding shares of common stock, par value $0.01 per share (which we refer to as “Shares”), of Burger King Holdings, Inc., a Delaware corporation (which we refer to as “Burger King”), at a purchase price of $24.00 per Share, net to the seller in cash without interest, less any required withholding taxes, upon the terms and subject to the conditions of the Offer.

Also enclosed is a letter to stockholders of Burger King from the Chief Executive Officer of Burger King, accompanied by Burger King’s Solicitation/Recommendation Statement on Schedule 14D-9.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1. The offer price for the Offer is $24.00 per Share, net to you in cash without interest, less any required withholding taxes.

2. The Offer is being made for all outstanding Shares.

3. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of September 2, 2010 (together with any amendments or supplements thereto, what we refer to as the “Merger Agreement”), among Parent, Purchaser and Burger King, pursuant to which, after the completion of the Offer and the satisfaction or waiver of the conditions set forth therein, Purchaser will be merged with and into Burger King, and Burger King will be the surviving corporation (which we refer to as the “Merger”).

4. After careful consideration, the board of directors of Burger King unanimously (i) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement and (ii) declared that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, the Offer and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth therein, are fair to and in the best interests of the stockholders of Burger King. The board of directors of Burger King unanimously recommended that stockholders of Burger King accept the Offer and tender their Shares into the Offer and, if necessary, vote their Shares in favor of adoption of the Merger Agreement to approve the Merger.

5. The Offer and withdrawal rights will expire at midnight, New York City time, on October 14, 2010, unless the Offer is extended by Purchaser or earlier terminated.

6. The Offer is subject to certain conditions described in Section 15 of the Offer to Purchase.

7. Any transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, then all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

INSTRUCTION FORM
With Respect to the Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
BURGER KING HOLDINGS, INC.
at
$24.00 NET PER SHARE
Pursuant to the Offer to Purchase dated September 16, 2010
by
BLUE ACQUISITION SUB, INC.,
a direct wholly-owned subsidiary of
BLUE ACQUISITION HOLDING CORPORATION

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated September 16, 2010 (as it may be amended or supplemented from time to time, what we refer to as the “Offer to Purchase”), and the related Letter of Transmittal (as it may be amended or supplemented from time to time, and together with the Offer to Purchase, what we refer to as the “Offer”), in connection with the offer by Blue Acquisition Sub, Inc., a Delaware corporation (which we refer to as “Purchaser”) and a direct wholly-owned subsidiary of Blue Acquisition Holding Corporation, a Delaware corporation, to purchase all outstanding shares of common stock, par value $0.01 per share (which we refer to as “Shares”), of Burger King Holdings, Inc., a Delaware corporation, at a purchase price of $24.00 per Share, net to the seller in cash without interest, less any required withholding taxes, upon the terms and subject to the conditions of the Offer.

The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer. The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any certificate representing Shares submitted on my behalf will be determined by Purchaser and such determination shall be final and binding.

ACCOUNT NUMBER:

NUMBER OF SHARES BEING TENDERED HEREBY:   SHARES*

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

Dated:  , 2010

(Signature(s))

(Please Print Name(s))

Address
Include Zip Code

Area Code and Telephone No.

Taxpayer Identification or Social Security No.